Exhibit 23.1

Consent of Marcum LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Myomo, Inc on Form S-8 [File No. 333-222263] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 12, 2018, with respect to our audits of the financial statements of Myomo, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K of Myomo, Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP

New York, New York

March 12, 2018